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The Board of Directors
InKine Pharmaceutical Company, Inc.



We consent to incorporation by reference in the registration statements Nos. 333-42647, 333-37254 and 333-89365 on Form S-3 and Nos. 333-33898, 333-58063,
333-58065, 333-47088, 333-49992, 333-50022 and 333-54530 on Form S-8 of InKine
Pharmaceutical Company, Inc. of our report dated January 26, 2001, relating to the balance sheets of InKine Pharmaceutical Company, Inc. as of December 31, 2000 and June 30, 2000, and the related statements of operations, changes in shareholders' equity and cash flows for the six-month period ended December 31, 2000 and each of the years in the three-year period ended June 30, 2000 which report appears in the annual report on Form 10-K of InKine Pharmaceutical Company, Inc.


                                                             /s/ KPMG LLP


Philadelphia, Pennsylvania
March 26, 2001